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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated January 23, 2004, with respect to the balance sheets of Pyramid Breweries Inc. as of December 31, 2003 and 2002, and the related statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2003, incorporated herein by reference.

Our report refers to our audit of the disclosures added to revise the 2001 financial statements, as more fully described in Note 1 to the financial statements. However, we were not engaged to audit, review or apply any procedures to the 2001 financial statements other than with respect to such disclosures. Our report also refers to the adoption of statement of Financial Accounting Standards No. 142, Goodwill and Intangible Assets, on January 1, 2002.

/s/ KPMG LLP

Seattle, Washington
December 10, 2004